Exhibit 99.1

July 16, 2024

ToughBuilt Industries, Inc.

8669 Research Drive

Irvine, CA 92618

Dear Board Members,

I am writing to affirm my agreement with the disclosure made by ToughBuilt Industries, Inc. (“the Company”) in the Current Report on Form 8-K dated July 17, 2024, regarding my resignation from the Company’s Board of Directors, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

I confirm that the statements made by the Company accurately reflect the circumstances of my departure. My decision to resign was not the result of any disagreements with the Company’s operations, policies, or practices, nor with any members of the Board or management.

Furthermore, I consent to the filing of this letter as Exhibit 99.1 to the Company’s Current Report on Form 8-K.

I wish ToughBuilt Industries, Inc. and all its team members continued success in the future.

Sincerely,

/s/ Linda Moossaian
Linda Moossaian